Exhibit 99.2

AMENDMENT TO THE

MRC GLOBAL INC. 2011 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT made by MRC Global Inc. (the “Company”),

WITNESSETH:

WHEREAS , the Company sponsors and maintains the plan now known as the “MRC Global Inc. 2011 Omnibus Incentive Plan” (the “Plan”);

WHEREAS , unless the context clearly requires the contrary, capitalized terms that this Amendment uses that this Amendment does not define shall have the meaning that the Plan ascribes to those terms; and references to Articles and Sections mean the articles and sections of the Plan;

WHEREAS, Section 20.1(a) of the Plan authorizes the amendment of the Plan at any time;

WHEREAS, at the time the Plan became effective on April 9, 2012, there were originally 3,250,000 Shares reserved and subject to issuance pursuant to the terms of the Plan;

WHEREAS, of those originally reserved Shares, as of the date the Compensation Committee approved this Amendment, 958,926 Shares remain reserved and subject to issuance pursuant to the terms of the Plan (together with any additional Shares that may be returned to the Plan prior to the Effective Date (defined below) , less any additional Shares reserved for or granted as Awards from February 16, 2015 and before the Effective Date of this Amendment, the “Remaining Shares”);

WHEREAS, the Compensation Committee has determined that the Plan should be amended to:

(a) increase the number of Shares that may be issued under the Plan to a total of 4,250,000 Shares (including the Remaining Shares),

(b) expressly prohibit the cancellation of a previously granted Option or SAR for a payment of cash or other property if the aggregate Fair Market Value of the Shares covered by the Option or SAR is less than the aggregate Option Price of the Option or the aggregate Grant Price of the SAR,

(c) provide that to the extent the vesting of an Award that the Company grants pursuant to the Plan is time-based the applicable time period may not be less than one year,

(d) increase the limits on the amount of Performance-Based Compensation Awards, and

(e) add certain Performance Measures for Performance-Based Compensation.

NOW, THEREFORE, the Compensation Committee agrees that, effective as of the date the shareholders of the Company approve the following amendments (the “Effective Date”), and contingent upon the shareholders’ approval of the amendments, the Plan is amended as set forth below:

I.	Section 4.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

4.1. Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan and the following provisions of this Article 4, the total number of Shares that are available for Awards under the Plan shall be increased by 4,250,000 (less the Remaining Shares) to 7,500,000 Shares (less the Remaining Shares). These Shares may be authorized and unissued Shares or treasury Shares or any combination of the foregoing, as the Board or Committee may determine from time to time. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

A-1

II.	Article 3 of the Plan is hereby amended by adding to Article 3 the following new Section 3.6, which shall provide as follows:

3.6 No Cash Out of Underwater Options or SARS. The Committee shall have no authority to cancel or otherwise acquire the rights to a previously granted Option or SAR for a payment of cash or other property if the aggregate Fair Market Value of the Shares that the Option or SAR covers at the time of the cancellation or acquisition is less than the aggregate Option Price of the Option or Grant Price of the SAR, as the case may be (other than in connection with a Change in Capitalization or other transaction where such action is permitted or required under the terms of the Plan), unless the Company’s shareholders shall have approved the cancellation or other acquisition of rights.

III.	Section 6.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

6.4 Vesting and Exercise of Option. An Option shall become vested and exercisable at such times and be subject to such restrictions and conditions as the Board or Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant; provided, that to the extent the vesting of the Option is time-based the applicable time period that the Board or Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to an Option upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 6.4, the Board or Committee may define events that allow any Option or portion of the Option to accelerate vesting and exercisability.

IV.	Section 7.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

7.4 Vesting and Exercise of SARs. A SAR shall become vested and exercisable at such times and be subject to such restrictions and conditions as the Board or Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant; provided, that to the extent the vesting of the SAR is time-based, the applicable time period that the Board or Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to a SAR upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 7.4, the Board or Committee may define events that allow any SAR or portion of the SAR to accelerate vesting and exercisability.

V.	Section 8.2 of the Plan is hereby amended by adding the following sentences at the end of Section 8.2:

To the extent the vesting of Restricted Stock is time-based, the applicable time period that the Board or Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to Restricted Stock upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 8.2, the Board or Committee may define events that allow any Restricted Stock Award or portion of the Award to accelerate vesting.

VI.	Section 9.2 of the Plan is hereby amended by adding the following sentences at the end of Section 9.2:

To the extent the vesting of Restricted Stock Units is time-based, the applicable time period that the Board or the Committee sets may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to a Restricted Stock Unit upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 9.2, the Board or Committee may define events that allow any Restricted Stock Unit or portion of the Restricted Stock Unit to accelerate vesting.

A-2

VII.	Section 12.1(c) of the Plan is hereby amended by adding the following sentences at the end of Section 12.1(c):

To the extent the vesting of an Other Stock-Based Award or Cash-Based Award is time-based the applicable time period set by the Committee may not be less than one year. The Award Agreement shall set forth the terms and conditions that will apply to an Other Stock-Based Award or Cash-Based Award upon and following a Participant’s Termination. Notwithstanding the foregoing in this Section 12.1(c), the Board or Committee may define events that allow any such Award or portion of the Award to accelerate vesting.

VIII.	Section 2.41 of the Plan is hereby amended and restated in its entirety to provide as follows:

2.41 “Performance Period” means the period of time during which pre-established performance goals must be met to determine the degree of payout or vesting with respect to an Award, which period of time may not be less than one year.

IX.	Section 15.1 of the Plan is hereby amended by adding the following sentence at the end of Section 15.1:

To the extent the vesting of an Award to a Nonemployee Director is time-based the applicable time period that the Board or Committee sets may not be less than one year.

X.	Section 4.3 of the Plan is hereby amended and restated in its entirety to provide as follows:

4.3 Annual Award Limits. Subject to Section 4.4, the maximum number of Shares for which Options or SARs may be granted to any Participant in any calendar year shall be 1,000,000 and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar year in the form of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards, in each case that are intended to be Performance-Based Compensation, shall be 1,000,000 (the “Annual Award Limits”). The maximum aggregate amount that may be paid under an Award of Performance Units, Cash-Based Awards or any other Award that is not denominated in Shares, in each case that is intended to be Performance-Based Compensation, shall be $10 million, determined as of the date of payout.

XI.	Section 14.2 of the Plan is hereby amended by revising subsections (q) and (r) as set forth below and by adding subsections (s), (t), (u) and (v) set forth below after such revised subsection (r):

(q)	Transactions relating to acquisitions or divestitures;

(r)	Working capital;

(s)	Return on average net capital employed (“RANCE”);

(t)	Return on capital employed (“ROCE”);

(u)	Return on net capital employed (“RONCE”); and

(v)	Return on net assets (“RONA”).

Approved by the Compensation Committee of the Board of Directors

On February 16, 2015 (with additional language regarding the number of additional shares added as of April 8, 2015).

A-3